Exhibit 10.25

PROFESSIONAL SERVICES AGREEMENT

This PROFESSIONAL SERVICES AGREEMENT is made as of the 3rd day of April, 2011 between SILVER HORN MINING LTD., a Delaware corporation ("Silver Horn"), and Daniel R. Bleak ("Consultant") .

WHEREAS Consultant performed certain professional services (the "Professional Services") for Silver Horn during the months of April, May and June of 2011 and Silver Horn desires to compensate Consultant for his professional services.

NOW THEREFORE in consideration of the services performed and the mutual covenants and agreements hereinafter contained, the parties hereto agree as follows:

1           Compensation for Professional Services. Silver Horn agrees to compensate Consultant $5,000.00 per month for the months of April, May and June of 2011 for professional services provided by Consultant.

2           Non-Employee Status. Both Silver Horn and Consultant acknowledge that Consultant is a director of Silver Hom and that Consultant is not an employee of Silver Horn.

3           Amendment. This Agreement may be amended only by a writing signed by Consultant and a duly authorized representative of Silver Horn.

4           Entire Agreement. This Agreement represents the entire understanding and agreement concerning the Professional Services. Each of the parties shall from time to time and, at all times, do all further acts and execute and deliver all such further documents and assurances, as may be reasonably required, in order to fully perform and carry out the terms of this Agreement.

5           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Arizona.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date set forth above.

/s/Daniel R. Bleak
(Consultant)

SILVER HORN MINING LTD.
Per:
Name: /s/Daniel R. Bleak
Title: Chief Executive Officer